Exhibit 10.10

Execution Version

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is made effective as of January 9, 2023 (the “Effective Date”) by and between Filament Health Corp., a Vancouver, B.C. corporation (the “Provider”), and Magdalena Biosciences Inc., a Delaware corporation (the “Company”). Provider and Company are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Provider is engaged in the business of developing drugs for commercialization and providing professional services within the pharmaceutical, biotech and research industries, including but not limited to natural product chemistry and drug development (including extraction, fractionation, bioassay and CMC (Chemistry, Manufacturing, and Controls)) and Botanical Drug (as defined below) manufacturing, intellectual property generation, and novel manufacturing and standardizing techniques to produce standardized pharmaceuticalgrade drug candidates (each a “Service”, collectively, the “Services”); and

WHEREAS, the Company desires to retain Provider to provide Services, and Provider desires to provide Services for Company’s benefit, in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

“Affiliate” means, with respect to a Party, any person or entity that directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with such Party. For the purpose of this definition, “control” means the direct or indirect ownership of: (i) fifty percent (50%) or more of the capital stock or share capital entitled to vote for the election of directors of the entity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), (ii) fifty percent (50%) or more of the equity or voting interest of the entity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), or (iii) status as a general partner in any partnership; in each case, whereby such person or entity controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity. An entity will be an Affiliate for purposes of this Agreement only so long as it satisfies the definition set forth herein. For clarity, a Party shall not be regarded as an Affiliate of the other Party under this Agreement.

“Arising IP” has the meaning set forth in Section 4.1.

“Bankruptcy Code” means the U.S. Bankruptcy Code (in the United States of America), as amended from time to time, and the rules and regulations and guidelines promulgated thereunder, or any applicable bankruptcy laws of any other country or competent Governmental Authority, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder.

“Botanical Drug” means any pharmaceutical product that is extracted from plant materials.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in the United States of America are authorized or obligated to close.

“Claims” has the meaning set forth in Section 6.1.

“Commercially Reasonable Efforts” means, with respect to a Party’s obligations or tasks under this Agreement, the performance of such obligations or tasks using a level of effort consistent with the exercise of good faith and prudent scientific and business judgment that such Party would typically devote to the development, commercialization or manufacturing of similarly situated pharmaceutical products as a Botanical Drug at a similar stage of development or commercialization, taking into account scientific, commercial and other factors, including efficacy, safety, patent and regulatory exclusivity (including likelihood and duration thereof), present and future market potential, competitive market conditions (including generic or biosimilar products), the profitability of Botanical Drug in light of pricing and reimbursement issues, including rebates under risk sharing schemes, funds available to such Party to conduct development, commercialization or manufacturing (e.g., a temporary suspension in development, commercialization or manufacturing activities due to lack of adequate financial resources shall not constitute a failure to use Commercially Reasonable Efforts), and all other relevant factors.

“Common Stock” means the voting common stock of the Company, par value $0.0001 per share.

“Company Arising IP” has the meaning set forth in Section 4.1.

“Company Indemnitees” has the meaning set forth in Section 6.1.

“Competing Business” has the meaning set forth in Section 8.2.

“Competing Plant” means any plant species previously agreed to in writing by the Company and the Provider in consultation with the board of directors of the Company as listed on Exhibit B, as may be updated from time to time during the Term.

“Confidential Information” means all information disclosed, directly or indirectly, by the Disclosing Party to the Receiving Party during the Term or prior to the Effective Date that is identified as confidential or is customarily regarded as confidential within the pharmaceutical industry, whether disclosed in electronic, tangible, oral or visual form. To the extent practical, Confidential Information shall be disclosed in tangible form and marked “Confidential.” The existence of this Agreement and the terms hereof shall be deemed to be “Confidential Information” of each Party. Confidential Information shall not include such information that: (1) was or becomes generally available to the public other than as a result of an unauthorized disclosure by the Receiving Party or any of Receiving Party’s Affiliates, employees, agents or representatives; (2) was or becomes available to the Receiving Party or any of Receiving Party’s Affiliates on a nonconfidential basis from a source other than the Disclosing Party (or any of Disclosing Party’s Affiliates, employees, agents or representatives); or (3) has been disclosed to the Receiving Party without restrictions or other protection against public disclosure; provided that such source was not known by the Receiving Party or its Affiliates to be bound by any agreement to keep such information confidential or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation. Information that is otherwise Confidential Information and consists of a combination of elements shall not be deemed to be in the public domain merely because individual elements of such information are in the public domain, unless the specific combination of those elements is also in the public domain.

“Control” or “Controlled” means, with respect to any material, Information, or intellectual property right, that a Party (a) owns or (b) has a license or other right (other than a license granted to such Party under this Agreement) to use, assign or grant a license or other right to or under such material, Information, or intellectual property right, and, in each case, has the ability to grant to the other Party access, a license or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any thenexisting agreement or other arrangement with any Third Party.

“Direct Labor and Benefits” means that portion of basic salaries, labor and related payroll taxes and employee benefits spent specifically in provision of the Services.

“Disclosing Party” has the meaning set forth in Section 7.1(a).

“Existing IP” means all inventions, other intellectual property and Existing Know-How provided by or used by Provider in connection with performing the Services, in each case developed or acquired by the Provider independently of this Agreement.

“Existing Know-How” means all Information (including regulatory data, files, approvals and other documentation) owned or Controlled by Provider or any of its Affiliates before or on the Effective Date or at any time during the Term, in each case, that is (a) generally not known and (b) useful to the manufacture of highly purified Botanical Drugs.

“Governmental Authority” means any federal, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body) with jurisdiction over the Parties and the activities contemplated under this Agreement.

“Indemnified Party” has the meaning set forth in Section 6.3.

“Indemnifying Party” has the meaning set forth in Section 6.3.

“Independent Expert” has the meaning set forth in Section 8.

“Indication” means any disease or condition that can be diagnosed, treated, prevented, cured or mitigated.

“Information” means any data, results, approvals, technology, or information, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, ideas, drawings, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from pre-clinical and nonclinical studies), stability data and other study data and procedures.

“Infringement” has the meaning set forth in Section 4.4(a)

“Joint Arising IP” has the meaning set forth in Section 4.1.

“Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign, anywhere in the world.

“Licensed Indications” means the prevention, treatment or amelioration of any of the following Indications: (i) social anxiety and (ii) depression, and any other Indications that arise from a particular plant extract from plants on Exhibit B.

“Patents” means any and all (a) patent applications and issued patents, including, all national, regional, and international patents and patent applications; provisionals; continuations; divisionals; continuations-in-part; continued prosecution applications; reissues, renewals, substitutions, reexaminations, and revivals thereof; (b) patents that have issued or in the future issue from the foregoing patent applications, including utility models, petty patents and design patents and certificates of invention; and (c) extensions (including pediatric exclusivity, patent term extension and supplementary patent certificate) or restorations of the patents described above by existing or future extension or restoration mechanisms.

“Pre-existing Competing Business” means any business that was conducted by Provider prior to the Effective Date as listed on Exhibit A.

“Provider Arising IP” has the meaning set forth in Section 4.1.

“Provider Indemnitees” has the meaning set forth in Section 6.2.

“Receiving Party” has the meaning set forth in Section 7.1(a).

“Services” has the meaning set forth in the Recitals.

“SOW” means a statement of work entered into between Provider and the Company in connection with the Services to be provided by Provider to the Company under Section 2.1(b) of this Agreement.

“Subsequent Services Period” has the meaning set forth in Section 2.1(b).

“Term” has the meaning set forth in Section 9.1.

“Third Party” means any person other than a Party or an Affiliate of a Party.

2.	SERVICES

2.1 Scope of Services.

(a) Initial Services. From the Effective Date until the first anniversary of the Effective Date (“Initial Service Period”), at the Company’s reasonable request from time to time and for the purpose of the Company pursuing the activities contemplated under this Agreement and/or the Stockholders’ Rights Agreement, Provider shall provide the Services.

(b) Subsequent Services. From the first anniversary of the Effective Date until the third anniversary of the Effective Date (the “Subsequent Service Period”), the Company may, for the purpose of pursuing the activities contemplated under this Agreement and/or the Stockholders’ Rights Agreement and from time to time, submit a request for the Services in writing to Provider, setting forth in reasonable detail the nature of the Services requested.

(1) If Provider has the capacity to provide such requested Services Provider, then Provider and the Company shall promptly: (i) discuss the Services requested and the related terms and conditions; and (ii) negotiate in good faith and execute an SOW regarding terms and conditions of such Services. Upon execution of an SOW, Provider shall provide the applicable Services in accordance with such SOW.

(2) If Provider does not have the capacity to provide Services requested during the Subsequent Service Period, Provider shall, on a one time basis, provide reasonable assistance to the Company to find an alternate provider of the Services at Provider’s sole cost and expense, which assistance shall include: (i) helping identify an alternate Services provider, and (ii) providing information and technical assistance reasonably required to assist such alternate Services provider to provide such requested Services.

2.2 Regulatory Compliance. The Services shall be provided in accordance with all applicable Laws.

2.3 Facility Audit. The Company shall be entitled, with 20-day prior notice and during Provider’s regular business hours, to audit at its sole expense (i) for quality assurance purposes no more than once per twelve (12) months, and (ii) for regulatory purposes, as required, Provider’s facilities, equipment and procedures that are directly used by Provider to provide Services. In exercising such audit rights, the Company and its representatives shall comply with Provider’s site access policies and obligations of confidentiality that are commercially reasonable and no less stringent than those set out in this Agreement.

2.4 Technology Transfer. No later than ninety (90) days prior to the end of the Subsequent Services Period, Provider shall either (a) enter into a new agreement with the Company relating to the provision of Services by the Provider to the Company or (b) at Provider’s sole cost and expense, disclose and make available to the Company or its designee, in whatever form the Company may reasonably request, all Existing IP or Arising IP, and any other Information claimed or covered by any Existing IP or Arising IP or otherwise relating, directly or indirectly, to the Services that is necessary for the Company to perform its obligations or exercise its rights under this Agreement.

3.	COMPENSATION

3.1 Compensation for Services.

(a) Initial Services. In consideration of Provider’s Services provided during the Initial Service Period under Article 2, the Company shall issue Provider four million (4,000,000) shares of Common Stock (the “Shares”) on the Effective Date. The Shares shall be deemed fully vested, fully earned, not subject to forfeiture or rescission, free of any contingencies and fully paid for, as of the Effective Date, and Provider shall be deemed to hold all investment risk therewith on the Effective Date. Notwithstanding the foregoing, the Shares will be unregistered and bear the restrictive legend set forth in Section 3.4 (Restrictive Legend). The Company shall have no obligation to register the Shares.

(b) Subsequent Services. The Company shall compensate Provider for the Services conducted during the Subsequent Service Period on a cost-plus-10% basis, which compensation shall consist of: (i) the actual cost of Direct Labor and Benefits incurred by Provider with respect to its employees involved in the provision of Services; (ii) the actual cost incurred by Provider with respect to its Third Party advisors involved in the provision of Services, based on the applicable fee rates of such Third Party advisors, and (iii) the reimbursement of Services Expenses as described in Section 3.2. Provider shall perform Services pursuant to Section 2.1(b) if and to the extent reasonably requested in an SOW which is submitted by the Company and accepted by Provider in the manner as set forth in Section 2.1(b) above.

3.2 Reimbursement of Expenses. The Company shall reimburse Provider for all outof-pocket expenses incurred by Provider in connection with the provision of Services (the “Service Expenses”), including but not limited to, expenses for supply of materials in a reasonable quantity as necessary to carry out the Services. Provider shall provide the Company with an invoice for such amount, along with documentation evidencing the actual payment made by Provider with respect to the Service Expenses. The Company shall pay such invoice in cash within thirty (30) days of receipt of the invoice and accompanying documents.

3.3 Late Payments. If Provider does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to Provider from the due date until the date of payment at a rate per annum (but with interest accruing on a daily basis) equal to the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect, provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

3.4 Restrictive Legend. Each instrument evidencing the Shares which Provider may acquire hereunder shall be imprinted with a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR (B) AN OPINION OF COUNSEL, IN FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.”

3.5 Legend Removal. The Company shall remove all restrictive legends from any Shares within ten (10) Business Days of Provider’s valid request made pursuant to Rule 144 of the Securities Act, or following the effective date of a registration statement filed by the Company covering the resale of such Shares (this in no way obligates the Company to file a registration statement).

4.	INTELLECTUAL PROPERTY MATTERS

4.1 Ownership of Existing IP. Provider and its licensors are, and shall remain, the sole and exclusive owners of all right, title, and interest in and to the Existing IP. Provider hereby grants the Company a limited, non-exclusive, perpetual, fully paid-up, royalty-free, non-transferable (except in accordance with Section 10.2), and non-sublicenseable license to use any Existing IP to the extent incorporated in, combined with or otherwise necessary for the Services provided by Provider under this Agreement, solely to the extent reasonably required in connection with the Company’s receipt or use of the Services and solely in connection with attention deficit hyperactivity disorder (ADHD) and the Licensed Indications. All other rights in and to the Existing IP are expressly reserved by Provider.

4.2 Ownership of Arising IP. Title to all inventions and other intellectual property authored, conceived, created, developed, discovered, invented or reduced to practice in the course of performing obligations or exercising rights pursuant to this Agreement during the Term solely by the Provider (the “Provider Arising IP”), solely by the Company (the “Company Arising IP”) or jointly by the Provider and the Company (the “Joint Arising IP” and, together with the Provider Arising IP and the Company Arising IP, the “Arising IP”), shall be owned solely and exclusively by the Company. Provider shall promptly disclose to the Company (but in any event no more than sixty (60) days thereafter), and hereby irrevocably assigns and transfer to the Company, all Arising IP authored, conceived, created, developed, discovered, invented or reduced to practice by Provider (whether solely or jointly with the Company). The Company shall and does hereby grant to Provider a non-exclusive, perpetual, fully paid-up, royalty-free, sublicensable, worldwide license to use any and all Provider Arising IP derived from Existing IP for the development and commercialization of products and services related to all Indications other than attention deficit hyperactivity disorder (ADHD) and the Licensed Indications.

4.3 Prosecution and Maintenance.

(a) Existing IP. As between Provider and the Company, the Company shall have no right, and Provider (or its licensors, as applicable) shall have the sole and exclusive right to, and may at its sole discretion apply for, file, register, prosecute, or maintain Patents and applications for the Existing IP, in each case, in any jurisdiction throughout the world and at Provider’s own cost and expense. For the purpose of this Article 4, “prosecution” shall include any post-grant proceeding including patent interference proceeding, opposition proceeding and reexamination.

(b) Arising IP.

(i) As between Provider and the Company, Provider shall have no right, and the Company shall have the sole and exclusive right to, and shall use reasonable endeavors to, apply for, file, register, prosecute, or maintain Patents and applications for the Arising IP, in each case, in any jurisdiction throughout the world and at the Company’s own cost and expense.

(ii) The Company shall consult with Provider and keep Provider reasonably informed of the status of the Arising IP and shall promptly provide Provider with all material correspondence received from any Governmental Authority in connection therewith. In addition, the Company shall use reasonable endeavors to provide Provider with drafts of all proposed material filings and correspondence to any Governmental Authority with respect to the Arising IP for Provider’s review and comment prior to the submission of such proposed filings and correspondences. The Company shall confer with Provider and consider in good faith Provider’s comments prior to submitting such filings and correspondences, but, for the avoidance of doubt, shall decide (in its absolute discretion) whether to adopt any of Provider’s comments.

(iii) Upon the Company’s request, Provider shall provide all reasonable assistance and cooperation (including executing and delivering all documents, providing all information, and taking all such action as may be necessary or appropriate) in preparing, executing, filing and prosecuting applications to patent or register any Arising IP, and applications for other related Patents and registrations and in maintaining all such Patents and registrations as may issue.

4.4 Enforcement.

(a) Existing IP.

(i) Notification. The Company shall promptly notify Provider in writing of any actual, alleged or threatened infringement by a Third Party of any Existing IP or any challenge to the validity, enforceability or scope of the Existing IP (collectively, the “Infringement”) of which the Company may become aware. Such notice shall, to the extent the Company is aware of such information: (i) identify the alleged Third Party involved in the Infringement; (ii) detail the specific aspects of the Existing IP that are the subject of such Infringement (including any specific patent claims) and the particular manner of such Infringement (including any particular products, if applicable); (iii) identify the geographic area in which such Infringement is occurring; and (iv) be updated, corrected or supplemented by the Company promptly after the Company becomes aware of any information that tends to either substantiate or call into question the claim of Infringement.

(ii) Enforcement Right. As between Provider and the Company, the Company shall have no right, and Provider (or its licensor, as applicable) shall have the sole and exclusive right (but not the obligation) to, at Provider’s sole cost and expense, enforce the Existing IP and defend the validity, enforceability or scope of the Existing IP. Upon Provider’s request, the Company shall provide all reasonable assistance and cooperation, as applicable (including executing and delivering all documents, providing all information, and taking all such action as may be necessary or appropriate) in enforcing the Existing IP and defending the validity, enforceability or scope of the Existing IP.

(b) Arising IP.

(i) Notification. Provider shall promptly notifythe Company in writing of any actual, alleged or threatened Infringement by a Third Party of any of the Arising IP of which Provider may become aware. Such notice shall, to the extent Provider is aware of such information: (i) identify the alleged Third Party involved in the Infringement; (ii) detail the specific aspects of the Arising IP that are the subject of such Infringement (including any specific patent claims) and the particular manner of such Infringement (including any particular products, if applicable); (iii) identify the geographic area in which such Infringement is occurring; and (iv) be updated, corrected or supplemented by Provider promptly after Provider becomes aware of any information that tends to either substantiate or call into question the claim of Infringement.

(ii) Enforcement Right. As between Provider and the Company, Provider shall have no right, and the Company shall have the sole and exclusive right (but not the obligation) to, at the Company’s sole cost and expense, enforce the Arising IP and defend the validity, enforceability or scope of the Arising IP. Upon the Company’s request, Provider shall provide all reasonable assistance and cooperation, as applicable (including executing and delivering all documents, providing all information, and taking all such action as may be necessary or appropriate) in enforcing the Arising IP and defending the validity, enforceability or scope of the Arising IP.

5.	REPRESENTATION AND WARRANTIES

5.1 Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a) it has the full right, power and authority to enter into this Agreement, to perform its obligations hereunder; and

(b) this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

5.2 Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 5, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF PROVIDER OR THE COMPANY; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF NON-INFRINGEMENT OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.

6.	INDEMNIFICATION; LIABILITY; INSURANCE

6.1 Indemnification by Provider. Provider shall indemnify and hold the Company and its officers, directors, agents and employees (“Company Indemnitees”) harmless from and against any claim, suit, action or other legal proceeding brought by a Third Party (collectively, “Claims”) against them arising or resulting from: (a) the negligence or willful misconduct of any of the Provider Indemnitees; or (b) the breach of this Agreement by Provider, including any warranties or representations made by Provider to the Company under this Agreement; except in each case, to the extent such Claims result from the activities set forth in Section 6.2 (Indemnification by the Company) for which the Company is obligated to indemnify Provider Indemnitees.

6.2 Indemnification by the Company. The Company shall indemnify and hold Provider, its Affiliates and their respective trustees, officers, directors, agents and employees (“Provider Indemnitees”) harmless from and against any Claims against them arising or resulting from: (a) the negligence or willful misconduct of any of the Company Indemnitees; or (b) the breach of this Agreement by the Company, including any warranties or representations made by the Company to Provider under this Agreement; except in each case, to the extent such Claims result from the activities set forth in Section 6.1 (Indemnification by Provider) for which Provider is obligated to indemnify the Company Indemnitees.

6.3 Indemnification Procedure. If a Party is seeking indemnification under Section 6.1 (Indemnification by Provider) or 6.2 (Indemnification by the Company) (the “Indemnified Party”), it shall inform the Party from which it is seeking indemnification (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the Claim. The Indemnifying Party shall have the right to assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party. No Party shall have the obligation to indemnify any other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed. If the Parties cannot agree as to the application of Section 6.1 (Indemnification by Provider) or 6.2 (Indemnification by the Company) to any Claim, the Parties may conduct separate defenses of such Claims, with each Party retaining the right to claim indemnification from any other Party in accordance with Section 6.1 (Indemnification by Provider) or 6.2 (Indemnification by the Company) upon resolution of the underlying Claim.

6.4 Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 6. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

6.5 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES (INCLUDING CONSEQUENTIAL OR INCIDENTAL LOSS OF PROFIT, LOSS OF OPPORTUNITY OR LOSS OF USE) ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 6.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 6.1 (INDEMNIFICATION BY PROVIDER) OR SECTION 6.2 (INDEMNIFICATION BY THE COMPANY), OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 7 (CONFIDENTIALITY) OR CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES (INCLUDING CONSEQUENTIAL OR INCIDENTAL LOSS OF PROFIT, LOSS OF OPPORTUNITY OR LOSS OF USE) AVAILABLE FOR A MATERIAL BREACH BY PROVIDER RESULTING IN A TERMINATION OF THIS AGREEMENT PURSUANT TO ARTICLE 9 (TERM, CANCELLATION AND TERMINATION).

6.6 Insurance. The Company shall cooperate with Provider to procure and maintain insurance at the Company’s sole cost and expense, in a manner adequate to cover the Company’s obligations hereunder and consistent with normal business practices of prudent companies similarly situated at all times during the Term of this Agreement. The Company shall name Provider and its Affiliates as an additional insured on each such policy. Such insurance does not create a limit of the Company’s liability with respect to its indemnification obligations under this Article 6. The Company shall provide Provider with written evidence of such insurance upon request. In the event of any notice of cancellation or non-renewal of such insurance, the Company will take all necessary steps to ensure continuity of coverage and provide to Provider written disclosure thirty (30) days in advance of such cancellation or non-renewal.

7.	CONFIDENTIALITY

7.1 Duty of Confidence. Subject to the other provisions of this Article 7:

(a) all Confidential Information disclosed by a Party (the “Disclosing Party”)or its Affiliates under this Agreement shall be maintained in confidence and otherwise safeguarded by the recipient Party (the “Receiving Party”), in the same manner and with the same protection as such Receiving Party maintains its own confidential information;

(b) the Receiving Party may only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement;

(c) the Receiving Party may disclose Confidential Information of the other Party to: (i) its Affiliates and sublicensees; and (ii) employees, directors, agents, contractors, consultants and advisers of the Receiving Party and its Affiliates and sublicensees, (iii) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to such Party, in each case to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such persons are bound to maintain the confidentiality of, and non-use obligations in respect of, the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement; and

(d) the Receiving Party may disclose Confidential Information of the other Party to actual or potential investors, acquirers, collaborators, licensees, sublicensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, collaboration or licensing or sublicensing arrangement in connection with the Receiving Party; provided that such persons are bound to maintain the confidentiality of, and non-use obligations in respect of, the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement, provided that the duration may be shorter if consistent with applicable industry norms.

7.2 Exceptions. The foregoing obligations in Section 7.1 (Duty of Confidence) shall not apply to the extent that the Receiving Party can demonstrate that such Confidential Information:

(a) is known by the Receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

(b) is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(c) is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(d) is developed by the Receiving Party independently and without use of, or reference to, any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

7.3 Authorized Disclosures. Notwithstanding the obligations set forth in Sections 7.1 (Duty of Confidence) and 7.4 (Security Exchange Disclosures), a Party may disclose the other Party’s Confidential Information to the extent such disclosure is required by Law, judicial or administrative process, provided that in such event, the Receiving Party shall promptly inform the Disclosing Party of such required disclosure and provide the Disclosing Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed pursuant to this Section 7.3 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 7, and the Receiving Party disclosing Confidential Information pursuant to Law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information at Disclosing Party’s cost.

7.4 Security Exchange Disclosures. Subject to Section 7.3 (Authorized Disclosures) above, neither Party shall disclose the terms of this Agreement without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed) except as may be required by applicable Law in accordance with the requirements of this Section 7.4. A Party may disclose the terms of this Agreement in securities filings with the Securities Exchange Commission (“SEC”) (or equivalent foreign agency) to the extent required by applicable Law after complying with the procedure set forth in this Section 7.4. In such event, the Party seeking such disclosure shall prepare a draft confidential treatment request and redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than five (5) days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable Law. The Party seeking such disclosure shall exercise reasonable endeavors to obtain confidential treatment of the Agreement from the SEC (or equivalent foreign agency) as represented by the redacted version reviewed by the other Party.

7.5 Press Release and Use of Names. Each Party shall not make any public announcement concerning the entry into this Agreement without the prior written consent of the other Party. Each Party shall have the right to use the other Party’s name and logo in presentations, the company’s website, collateral materials, corporate overviews and other public disclosures contemplated by Sections 7.3 (Authorized Disclosures) and 7.4 (Security Exchange Disclosures), in each case only to describe the licensing relationship. Any other use by a Party of the other Party’s name and logo shall be subject to such other Party’s prior written consent.

8.	NON-COMPETE.

8.1 Non-Compete for ADHD. Provider shall not, directly or indirectly through its Affiliates, engage in the development or commercialization of any Botanical Drug for attention deficit hyperactivity disorder (ADHD) until either (a) the Company ceases to make Commercially Reasonable Efforts to pursue the development or commercialization of any Botanical Drug for ADHD; or (b) no positive data (such as animal model, receptor binding and human data) has been obtained from the Company’s development activities for ADHD within 36 months of the Effective Date. If the Company determines that such positive data has been obtained and Provider disputes such determination, either Party may submit such dispute to a mutually agreed upon Third Party with expertise in the field of ADHD therapeutics (the “Independent Expert”), whose determination of the dispute shall be made within thirty (30) days of the date of such submission and shall be binding upon the Parties. If the Parties cannot agree upon a Third Party to act as an Independent Expert, either Party may apply to a court of competent jurisdiction to appoint such Independent Expert. Each of the Parties will pay fifty (50) percent of the fees and expenses in connection with the selection of the Independent Expert and his or her determination of the dispute.

8.2 Non-Compete for Other Indications. For (i) so long as Provider remains a holder of any shares of the Common Stock, and (ii) a period of three (3) years after Provider ceases to be a holder of the Common Stock as a result of sale by Provider of all the shares of Common Stock held by it, Provider shall not, directly or indirectly through its Affiliates, engage in the development or commercialization of any Botanical Drug for the Licensed Indications to the extent that such Botanical Drug derives from a Competing Plant (the “Competing Business”), except to the extent that such Competing Business (i) constitutes a Pre-existing Competing Business of Provider, or (ii) is conducted by Provider in its ordinary course of business, without violating any other provisions of this Agreement, to develop drugs for commercialization or as services for a Third Party who engages Provider for the provision of such services. For the avoidance of doubt, the Provider may work with any plant species other than a Competing Plant to make Botanical Drugs in the Licensed Indications.

9.	TERM, CANCELLATION AND TERMINATION

9.1 Term. The term of this Agreement shall commence upon the Effective Date, and shall continue in full force and effect in perpetuity unless terminated pursuant to this Article 9 (the “Term”). Upon the termination of this Agreement, all rights and licenses granted hereunder shall terminate.

9.2 Termination.

(a) Termination for Material Breach. If either Party believes that the other is in breach of its material obligations hereunder, then the non-breaching Party may deliver notice of such breach to the other Party, and the allegedly breaching Party shall have sixty (60) days from such notice to dispute or cure such breach. If the allegedly breaching Party fails to cure, or fails to dispute, that breach within such time period, then the Party originally delivering the notice of breach may terminate this Agreement effective on written notice of termination to the other Party. For the purpose of this Agreement, Provider’s failure to provide Services in accordance with the provisions hereof shall constitute a material breach.

(b) Termination for Insolvency. Subject to the applicable Bankruptcy Code in any country, each Party may terminate this Agreement in its entirety upon immediate written notice if the other Party (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of its creditors, (iii) commences a voluntary case under the Bankruptcy Code of any country, (iv) files a petition seeking to take advantage of any Laws relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fails to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code of any country, (vi) takes any corporate action to effect any of the foregoing, (vii) has a proceeding or case commenced against it in any court of competent jurisdiction, seeking (A) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of its assets, or (C) similar relief under the Bankruptcy Code of any country, or an order, judgment or decree approving any of the foregoing is entered, and, in each case (A) through (C), such proceeding or case continues unstayed for a period of sixty (60) days, or (viii) has an order for relief against it entered in an involuntary case under the Bankruptcy Code of any country. All rights and licenses granted under or pursuant to this Agreement by each Party to the other Party, as applicable, are and shall otherwise be deemed to be, for purposes of Section 365(n) of the Title 11, United States Code, as amended, licenses of rights to “intellectual property” as defined under Article 101(35A) of the Bankruptcy Code.

(c) Mutual Termination. The Parties may mutually agree to terminate this Agreement at any time for any or no reason.

9.3 Effect of Termination. Upon the termination of this Agreement for any reason,

(a) each Party shall promptly return or (at the other Party’s election) destroy and irretrievably erase all embodiments of the other Party’s Confidential Information which are in its power, possession, custody or control; provided, that each Party may retain one copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder or for archival purposes and shall continue to comply with the terms of Article 7 (Confidentiality) in respect of the same;

(b) Provider shall cease to provide Services to the Company; and

(c) all amounts outstanding at the date of termination shall immediately be due and payable.

9.4 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Articles 1 (Definitions), 6 (Indemnification; Liability; Insurance), 8 (NonCompete), and 10 (Miscellaneous), and Sections 4.1 (Ownership of Existing IP), 4.2 (Ownership of Arising IP), 7.1 (Duty of Confidence), 7.2 (Exceptions), 7.3 (Authorized Disclosures), 7.4 (Security Exchange Disclosures), 9.1 (Term), and 9.3 (Effect of Termination) and this Section 9.4 shall survive the expiration or termination of this Agreement for any reason.

10.	MISCELLANEOUS

10.1 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth on the signature page, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 10.1. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Reed Smith LLP, 1841 Page Mill Road, Suite 110, Palo Alto, CA 94304, Attn: Donald C. Reinke (dreinke@reedsmith.com).

10.2 Successors and Assigns. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by Provider hereunder may be assigned by Provider to a Third Party, including its Affiliates, in whole or in part, without the need to obtain the Company’s consent thereto. The Company may not assign its rights or obligations under this Agreement or delegate its duties hereunder without the prior written consent of Provider.

10.3 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.4 Arbitration of Claims. All disputes arising out of or in connection with this Agreement, or any relationship created by or in accordance with this Agreement, shall be finally settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (the “Rules”). There shall be three (3) arbitrators. Judgment on the award rendered by the panel of arbitrators shall be binding upon the Parties and may be entered in any court having jurisdiction thereof. Provider shall nominate one arbitrator and the Company shall nominate one arbitrator. The arbitrators so nominated by Provider and the Company, respectively, shall jointly nominate the third arbitrator within fifteen (15) days following the confirmation of arbitrators nominated by Provider and the Company. If the arbitrators nominated by Provider and the Company cannot agree on the third arbitrator, then such third arbitrator shall be selected as provided in the Rules. The place of the arbitration and all hearings and meetings shall be San Francisco, California.

(a) The arbitrators may award to the prevailing Party, if any, as determined by the arbitrators, its costs and expenses, including reasonable attorneys’ fees. Judgment upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction.

(b) No information concerning an arbitration may be unilaterally disclosed to a Third Party by any Party unless required by Law. Any documentary or other evidence given by a party or witness in the arbitration shall be treated as confidential by any Party whose access to such evidence arises exclusively as a result of its participation in the arbitration, and shall not be disclosed to any Third Party (other than a witness or expert), except as may be required by Law. Any Party who commences any judicial proceeding in connection with an arbitration initiated hereunder shall endeavor to have the judicial record of any such proceeding sealed to the extent permitted by Law.

10.5 Severability. If any provision of this Agreement or portion thereof is determined by a court of competent jurisdiction, or declared under any law, rule or regulation of any government having jurisdiction over the Parties hereto, to be invalid, illegal or otherwise unenforceable, then such provision will, to the extent permitted by the court or government not be voided but will instead be construed to give effect to its intent to the maximum extent permissible under applicable law and the remainder of this Agreement will remain in full force and effect according to its terms.

10.6 Entire Agreement; Modification; Waiver. This Agreement, together with any SOWs executed by Provider and the Company hereunder, constitute the entire agreement of the Parties concerning the subject matter hereof and supersedes any and all prior or contemporaneous, written or oral negotiations, correspondence, understandings and agreements, between the Parties respecting the subject matter of this Agreement. No supplement, modification or amendment to this Agreement shall be binding unless evidenced by a writing signed by an authorized officer of each Party. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

10.7 Execution; Counterparts. This Agreement shall not be binding in whole or in part upon the Parties unless and until duly executed by or on behalf of both Parties hereto, in which event this Agreement shall be effective as of the Effective Date. This Agreement may be executed in counterparts, each of which shall be deemed to be an original instrument enforceable in accordance with its terms and all of which shall constitute but one and the same agreement of the Parties.

10.8 Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10.9 Waiver of Jury Trial. Each Party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each Party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver, and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.9.

10.10 Mutual Drafting. This Agreement is the mutual product of the Parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation, and agreement of each of the Parties, and shall not be construed for or against any Party hereto.

10.11 Conflict of Interest. To the extent the senior officers or directors of the Company are also officers or consultants of the Provider (such persons, each a “Conflicted Person”), any material decision to be taken by the Company with respect to the Provider under this Agreement shall be taken by officers or directors of the Company who are not Conflicted Persons.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the Effective Date.

PROVIDER:

Filament Health Corp.

By:	/s/ Ben Lightburn
Name:	Ben Lightburn
Title:	CEO, Co-Founder and Director

Address for Notice:

4475 Wayburne Drive, Unit 210
Burnaby, British Columbia, V5G 4X4
Attn: Warren Duncan, and Jon Conlin
Email: Warren Duncan, CFO
(warren@filament.health)
Jon Conlin, External Counsel and Director
(jconlin@fasken.com)

With a copy to (which shall not constitute notice):

Fasken Martineau DuMoulin LLP
2900 – 550 Burrard Street
Vancouver, BC, Canada V6C 0A3
Attention: Jon Conlin, Partner
E-Mail: jconlin@fasken.com

COMPANY:

Magdalena Biosciences Inc.

By:	/s/ Karen Brunke
Name:	Karen Brunke
Title:	Chief Executive Officer

Address for Notice:

With a copy to (which shall not constitute notice):

Reed Smith LLP
1841 Page Mill Road, Suite 110
Palo Alto, CA 94304
Attn: Donald C. Reinke
Email: dreinke@reedsmith.com

Signature Page to Services Agreement

Exhibit A

Pre-existing Competing Business

-	Work in the following plants for all potential indications

-	Psilocybe cyanescens

-	Psilocybe cubensis

-	Amanita muscaria

-	Anadenanthera colubrina

-	Anadenanthera peregrina

-	Incilius alvarius

-	Calliandra Angustifolia

-	Mansoa alliacea

-	Psychotria Viridis

-	Calliandra angustifolia

-	Tabernaemontana sananho

-	Tabernaemontana heterophylla

-	Banisteriopsis longialata

-	Diplopterys cabrerana

-	Maytenus krukovii

-	Mansoa alliacea

-	Psychoactive yeasts

Exhibit B

Competing Plants

1. (coca) Erthroxylum coca var. coca and var. ipadu Erthroxylum novogranatense var. novogranatense and var. truxillense

2. Garcinia kola

3. Acacia nilotica